NEWS RELEASE


For Immediate Release                              For More Information Contact:
February 21, 2007                                  Richard Jones
                                                   (315)-438-4700


                        Microwave Filter Company, Inc.
                       Reports Notification from NASDAQ


EAST SYRACUSE, NY - Microwave Filter Company, Inc. (NASDAQ Symbol:MFCO) today announced that on February 16, 2007, it received notification from NASDAQ that the Company does not comply with Marketplace Rule 4310(c)(2)(B), which requires the Company to have a minimum of $2,500,000 in stockholders' equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

In its SEC Form 10-QSB for the period ended December 31, 2006, the Company reported stockholders' equity of $2,487,000.

The notification requested the Company to provide a specific plan to achieve and sustain compliance with all the NASDAQ Capital Market listing requirements on or before March 5, 2007.

Microwave Filter Company, Inc. will respond to NASDAQ prior to the March 5, 2007 deadline.

If, after review of that plan, NASDAQ determines that the Company has not presented a definitive plan to achieve and sustain compliance, NASDAQ would provide written notification that the Company would be delisted. The notification also indicated that the Company may appeal NASDAQ's determination to a Listing Qualification Panel.

Microwave Filter Company, Inc. designs, develops, manufactures and sells electronic filters, both for radio and microwave frequencies, to help process signal distribution and to prevent unwanted signals from disrupting transmit or receive operations. Markets served include cable television, television and radio broadcast, satellite broadcast, mobile radio, commercial communications and defense electronics. Niagara Scientific, Inc., a wholly owned subsidiary, custom designs case packing machines to automatically pack products into shipping cases.